EXHIBIT 10.25

Description of Sales Compensation Plan

Pursuant to the Sales Compensation Plan, the Company’s Vice President of Sales may receive incentive compensation based upon the achievement of certain financial and operating milestones approved by the Board of Directors. A portion of the incentive compensation would be paid quarterly in cash and a portion of the incentive compensation would be paid quarterly in restricted stock units.